Exhibit 10.1

BINDING LETTER OF INTENT

This Binding Letter of Intent (the “Binding Letter of Intent”) sets forth the principal terms of a proposed transaction by which Net Element, Inc. (“NETE”) intends to acquire 100% of the applicable ownership interests of Mullen Technologies, Inc. and its subsidiaries (“MULLEN”) (the “Transaction”). The term “Parties” shall mean NETE and MULLEN.

1.

Binding Nature. This Binding Letter of Intent is an expression of mutual interest and, except as specifically provided for herein, the terms contained in this Binding Letter of Intent are binding on any of the Parties.

2.

Definitive Agreements. The terms of the Transaction shall be negotiated by the Parties and, when mutually agreed upon and executed, constitute the binding obligations of the Parties (the “Definitive Agreements”). The Definitive Agreements will provide for certain conditions of closing, including the satisfactory completion of due diligence by each of the Parties, and standard and customary representations, warranties, and covenants for transactions like the Transaction.

3.

Transaction Structure. NETE will acquire MULLEN by use of a reverse triangular merger, pursuant to which one or more newly-formed subsidiaries of NETE (organized for the purposes of the Transaction) will merge with and into applicable entity comprising the MULLEN Group (the “Merger”), with each such applicable entity comprising the MULLEN Group surviving the Merger as a wholly-owned subsidiary of NETE. The post-Merger Nasdaq listed company will be renamed to Mullen Technologies, Inc. and shall be referred to herein as (“MULLEN Group”). The trading ticker for the company should be renamed to reflect the MULLEN Group identity.

4.	Transaction Timeline.

a.

The Parties currently intend entering into the Definitive Agreements incorporating the terms and conditions referenced in this Binding Letter of Intent at the earliest date practicable. The date such Definitive Agreements are executed shall be the “Execution Date”.

b.	The Parties anticipate filing a proxy statement and Form S-4 registration statement by as soon as practical following the Execution Date.

c.

Subject to the Parties obtaining the applicable internal and third-party approvals, regulatory compliance and satisfying the conditions to closing, the closing of the Merger and other transactions shall occur at the earliest date practicable. (the “Closing;” and the date of the Closing shall be referred herein as the “Closing Date”). It is intended, but not assured, that the Closing shall occur or before September 30, 2020.

5.

Purchase Price. At the Closing, NETE will acquire MULLEN for an aggregate purchase price, satisfied through the issuance of shares of NETE’s common stock, such that on a fully diluted post-acquisition basis MULLEN’s shareholders will collectively own eighty five percent (85%) of the then issued and outstanding shares of MULLEN Group’s common stock (the “Purchase Price”). NETE’s shareholders as of the Closing Date will collectively own 15% of the then issued and outstanding shares of MULLEN Group’s common stock.

Determination of Share Ownership. For purposes of determining the number of shares of NETE common stock issuable to MULLEN’s shareholders, NETE’s transfer agent shall provide, on the day prior to the Closing, a list of the currently outstanding shares of common stock of NETE. In addition, NETE shall include, for purposes of determining the number of outstanding shares of its common stock, all shares of NETE’s common stock issuable upon exercise or conversion of outstanding warrants, options or other convertible securities.

Post-Closing Adjustments. In the event that the total aggregate GAAP determined gross revenue at any time during the twenty-four (24) months following the Closing arising from the operations of MULLEN Group meets certain target levels, the MULLEN shareholders’ should have an opportunity to earn additional ownership. Such revenue shall be referred to as the “Benchmark Gross Revenue”. The Benchmark Gross Revenue shall be calculated no later than the 15th day following the end of the 25th month following the Closing Date, but could be reached earlier than that date, at which time the adjustment procedures set forth herein would occur. Based on the Benchmark Gross Revenue figure, the following post-closing adjustments to the Purchase Price shall be made through the issuance of additional shares of stock:

i.

If the organic Benchmark Gross Revenue is more than $100,000,000, then MULLEN shareholders will be issued such number of shares of common stock of MULLEN Group so that in the aggregate, such members own 90% of the fully diluted common shares of MULLEN Group.

ii.

If the organic Benchmark Gross Revenue is less than $80,000,000, then NETE shareholders will be issued such number of shares of common stock of MULLEN Group so that in aggregate, such members own 80% of the fully diluted common shares of MULLEN Group.

For the purposes of the adjustment described in (i) or (ii) above, notwithstanding any change in the capital structure of MULLEN Group’s common stock arising between the Closing and date of any purchase price adjust arising from new share issuance, acquisition transactions, etc., it is the understanding of the Parties that the adjustment will be with respect to the proportional ownership interest between the (1) shareholders of NETE as of Closing an (2) the shareholders of MULLEN as of Closing. All shares that could be issued as part of this Section shall be issued at the Closing, registered in the S-4 and held by a third party escrow agent or NETE’s transfer agent who will manage the issuances according to the milestones set forth in this Section.

6.

Net Cash Position at Closing. The Definitive Agreements shall provide that, as a condition to Closing, NETE’s “Net Cash Position” (meaning cash on hand less accounts payable and debt, exclusive of unfunded warrant proceeds), shall be $10 million (if the $10,000,000 is raised through a private placement offering conditioned on the closing of the Transaction, both NETE and MULLEN shareholders should be diluted equally in accordance with the said financing, per-share price of the offering shall be negotiated with the investor(s) and MULLEN at the time of the Closing and is subject to market conditions). Prior to Closing but, in any event, after the NETE’s shareholder approval of the Transaction shall have been obtained, NETE shall divest itself of its payments processing business, and shall eliminate all liabilities in NETE associated with its current operations, or in the event that it shall not have satisfied all of its liabilities, NETE shall ensure that it has clearly identified such liabilities on a closing schedule and has set aside cash reserves in addition to the Net Cash Position sufficient to fund such liabilities when they become due.

7.

Representations and Warranties. The Definitive Agreements shall provide for a representation by NETE that, at Closing, any cash obligations or severances NETE may have to its employees that are payable solely by reason of a change in control of NETE shall have been satisfied. The Definitive Agreements will contain other customary representations, warranties and covenants of the respective Parties, which will include customary materiality (including material adverse effect), ordinary course of business and other qualifications, knowledge qualifiers and use of dated representations and warranties where appropriate. The Definitive Agreement will include customary covenants of the Parties for the period between the Execution Date and the Closing Date.

8.	Conditions to Occur prior to Execution Date of the Definitive Agreements.

a.

MULLEN and NETE shall have satisfactorily completed their respective due diligence, and both parties agree to fully cooperate with the other to disclose all documents and information requested as part of the due diligence.

b.

Each party shall have agreed to fund its own transaction expenses for their respective legal counsel, accountants and other advisors, provided, however, if the Definitive Agreements are executed (i) NETE and Mullen (or Mullen’s counsel) shall jointly prepare, but MULLEN shall pay for, the proxy statement/Form S-4 preparation filing and printing costs, and (ii) NETE shall pay for any fairness opinions required by the Definitive Agreements.

c.

MULLEN shall have delivered the names of its proposed board of directors’ shareholders and management team and NETE’s nominating committee of the board of directors shall have received background checks and determined them qualified for inclusion in the proxy statement/Form S-4. MULLEN shall pay all fees for background checks. It is anticipated that, upon Closing, David Michery will be appointed as CEO, a director and the Executive Chairman of the MULLEN Group and all current directors and officers of NETE will resign (except for Oleg Firer, who will stay on as a director after resigning as the Executive Chairman and CEO), and Mullen shall appoint eight new directors and all officers of the post-Merger Company.

d.

Each of the entities comprising MULLEN’s respective board of directors and shareholders shall have approved the terms of the Transaction and the Definitive Agreements and the entry by each of the entities comprising MULLEN’s into the Definitive Agreements.

e.	NETE’s board of directors shall have approved the Transactions and the entry by NETE into the Definitive Agreements (subject to submission of the Transaction for NETE’s shareholders’ approval).

f.	NETE’s management and 5% holders shall have entered into voting agreements whereby they have agreed to vote their shares in favor of the Merger.

9.	Conditions to Occur Prior to the filing date of the Form S-4 Registration Statement.

a.	The Definitive Agreements shall have been entered into by the Parties.

b.	MULLEN shall have completed, at its expense, an audit for such entities and all its subsidiaries and affiliates by a PCAOB-approved independent auditor.

10.	Conditions to Occur Prior to or at Closing.

a.	Each of the entities comprising MULLEN shall have converted all outstanding debt securities, if any, into common stock, and all outstanding preferred shares shall be converted into common stock.

b.	NETE shall have received a fairness opinion for the Transaction satisfactory to the board of directors of NETE in such board’s sole discretion.

c.	MULLEN shall have received a fairness opinion for the Transaction satisfactory to the board of directors of MULLEN in such board’s sole discretion.

d.

NETE shall have received its shareholders’ approval, and Nasdaq approval, for the Transaction and the Form S-4 shall have been declared effective. Nasdaq shall have approved the continued listing of the company’s common stock post-Closing.

e.	The Transaction and election of MULLEN’s nominated directors shall have been approved by NETE’s board of directors and NETE’s shareholders.

f.	The Transaction shall have been approved by MULLEN’s board and shareholders.

g.	Both Parties are satisfied, in their sole discretion, with the results of its due diligence investigation of the other Party.

h.	There shall have been no injunction, action, etc. to prevent or unreasonably the Closing of the Transaction.

i.	The representations and warranties of the Parties set forth in the Definitive Agreements being true and correct as of signing and closing in all material respects.

j.	There shall have been no material breach of covenants of the Parties.

k.

NETE shall have raised at least $10 million from an accredited investor through a private placement with a per-share purchase price negotiated with the investor(s) and MULLEN at the time of the Closing subject to market conditions. Such dilution shall be absorbed by NETE and MULLEN shareholders equally.

l.	Third-party consents, if any are required upon a change in control, with respect to material agreements of NETE to be identified during due diligence shall have been obtained.

11.

Due Diligence Matters. Each Party shall conduct a business, financial, and legal due diligence investigation of the other Party and each of its subsidiaries and affiliates and sister entities, their business and operations. To expedite this review, each party agrees to make such information as reasonably requested by the other party (“Due Diligence Information”) available to the requesting party and its agents and representatives and to authorize reasonable visits to facilities of each party, including meetings with its staff, consultants and experts as reasonably requested by the requesting party.

12.

D&O Indemnity and Insurance. Following the Closing, MULLEN Group will maintain and guarantee the existing indemnification arrangements in favor of NETE’s and MULLEN Group’s directors and officers, and for a continuation of NETE’s existing D&O insurance (or the acquisition of a “tail policy” providing equivalent coverage) for a minimum period of two years following the Closing at the expense of MULLEN Group.

13.

Post-Closing Employment; Retention Following Closing. Upon execution of the Definitive Agreement, MULLEN shall propose to NETE persons to serve on MULLEN Group’s post-closing board of directors and management. NETE will conduct requisite background investigations of all selected persons and determine suitability for submission to shareholder vote in the proxy.

Prior to NETE’s filing its preliminary proxy statement, MULLEN may submit replacement directors for any persons that do not meet the said qualifications until a full slate of directors is agreed to so that at Closing, all members of NETE’s Board (except Oleg Firer, who shall remain on the Board) shall resign and shall be replaced by the members of MULLEN’s proposed board of directors, subject to compliance with the Nasdaq rules and the securities laws and rules (including director independence rules promulgated by the Nasdaq and the U.S. Securities and Exchange Commission). The MULLEN Group post-Closing board of directors should be composed of eight nominees from MULLEN and one member (at the discretion of MULLEN Group) that results in the combined company meeting the required independence rules of the Nasdaq.

14.

Approvals; Stockholder Consent. Other than the NETE’s board of directors, shareholder and Nasdaq approval and other than third-party consents, if any are required upon a change in control, with respect to material agreements of NETE to be identified during due diligence, NETE does not expect that there are any approvals necessary for it to enter into the Definitive Agreement and to complete the Transaction.

15.

Confidentiality. NETE shall be required to publicly announce this Binding Letter of Intent and Definitive Agreements, but the parties shall reasonably agree as to the form and substance of the press releases, including, but not limited to, the description of MULLEN. For the avoidance of doubt, the Definitive Agreements and, if elected by NETE, this Binding Letter of Intent will be disclosed by NETE in NETE’s Forms 8-K taking into consideration and complying with Form 8-K rules.

16.

Transaction Expenses. Each party will bear its own expenses in connection with this Binding Letter of Intent, the negotiation, drafting and execution of the Definitive Agreements (except as provided for in Section 8(b)). MULLEN shall appoint PCAOB auditors at its expense to ensure the audit can be completed in a timely manner necessary for inclusion in Form S-4. It is anticipated that the Transaction would qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

17.

Exclusivity/Standstill. The Parties agree to exclusive negotiations from the date hereof (such date being the later of the dates set forth on the signature page of this Binding Letter of Intent) until 11:59 p.m. Eastern Time on the date 30 days from the date hereof (“Exclusivity Period”).

18.

Definitive Agreement. MULLEN will prepare the first draft of the Definitive Agreements for delivery to and review by NETE and its counsel. The governing law of the Definitive Agreements shall be the laws of the State of Delaware, without reference to the conflicts of law’s provisions thereof.

19.	Binding Provisions. Sections 15, 16, 17 and 19 of this Binding Letter of Intent are legally binding upon and enforceable against the Parties.

20.

Signatures/No Assignment. This Binding Letter of Intent may be executed in one or more counterparts (including by facsimile), none of which need to contain the signature of more than one party, and all of which taken together will constitute one and the same agreement. No party may assign this Binding Letter of Intent without the other party’s consent, and any assignment without consent will be void.

The proposal set forth in this Binding Letter of Intent will remain open until 5 PM Eastern Time on June 12,2020. If, by then, all Parties to this Binding Letter of Intent shall not executed by their respective authorized representatives and deliver this Binding Letter of Intent, this proposal will be deemed withdrawn automatically without any further action by any party and this Binding Letter of Intent shall be null and void.

ACKNOWLEDGED AND AGREED:

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	CEO
Date:	June 12, 2020

MULLEN TECHOLOGIES, INC.

By:	/s/ David Michery
Name:	David Michery
Title:	CEO
Date:	June 12, 2020